Contact: Stephen H. Gordon	Chairman & CEO	Telephone:	(949) 585-7500
David S. DePillo	Vice Chairman, President & COO	Facsimile:	(949) 585-0174

COMMERCIAL CAPITAL BANCORP, INC. ANNOUNCES SUBSIDIARY BANK HIRES
EXECUTIVE VICE PRESIDENT, HEAD OF RETAIL BANKING

Irvine, CA – July 6, 2005 – Commercial Capital Bancorp, Inc. (the “Company”), (NASDAQ: “CCBI”), announced today that Richard Grout has joined Commercial Capital Bank (the “Bank”), the Company’s bank subsidiary, as Executive Vice President, Head of Retail Banking. Mr. Grout will report to J. Christopher Walsh, Executive Vice President of Relationship Banking. Mr. Grout, a 25 year, Southern California-banking veteran, joins the Bank, most recently, from First Federal Bank of California, (“First Fed”), (NYSE: “FED”), where he was Executive Vice President, Retail Banking. Prior to joining First Fed in April 2005, Mr. Grout served for five years as Executive Vice President and Director, Retail Banking, for Downey Savings and Loan (“Downey”), (NYSE: “DSL”), where he was responsible for Downey’s network of 170 branches. Prior to his tenure at Downey, Mr. Grout served for one year as a Vice President at Union Bank of California, for three years as a Vice President and Regional Sales Manager for Home Savings of America and for eleven years as a Senior Vice President at American Savings Bank.

At March 31, 2005, Commercial Capital Bancorp, Inc. (the “Company”) had total assets of $5.3 billion and Commercial Capital Bank (the “Bank”) had total deposits of $2.4 billion. The Bank operates banking offices located in Westlake Village (Ventura County), Tarzana, Malibu, Beverly Hills, Baldwin Hills, Westchester, Hawthorne, Manhattan Beach, Gardena, Hermosa Beach, Torrance, Redondo Beach (Los Angeles County), Orange, Irvine, Rancho Santa Margarita (Orange County), Riverside (Riverside County), La Jolla, Del Mar, San Diego (San Diego County), and San Mateo (San Mateo County), and lending offices, located in Corte Madera, San Mateo, Oakland, Encino, Glendale, Los Angeles, El Segundo, Irvine, Riverside, and La Jolla, California, with plans to open a banking office in the Crystal Cove Promenade in Newport Coast, California in 2005. The Bank was the 2nd largest multi-family lender in California during the 12 months ended March 31, 2005 (source: Dataquick Information Systems) and the fastest growing savings institution in California, based on percentage growth in total assets over the 36 months ended December 31, 2004 (source: www.fdic.gov). The Company is a leading Section 1031-exchange accommodator and facilitates exchange transactions nationwide through the TIMCOR and North American Exchange Company brand names through the companies’ headquarters in Los Angeles and Walnut Creek, California, respectfully, offices located in Long Beach and La Jolla, California; Scottsdale, Arizona; Houston, Texas; Chicago, Illinois and Miami, Florida and through a presence in Las Vegas, Nevada; Denver, Colorado and Washington, DC.

This press release may include forward-looking statements related to the Company’s plans, beliefs and goals, which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. The Company undertakes no obligation to revise or publicly release any revision to these forward-looking statements.